UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2017

Soupman, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-53943	61-1638630
(Commission File Number)	(IRS Employer Identification No.)

1110 South Avenue, Suite 100

Staten Island, NY 10314

(Address of principal executive offices and zip code)

(212) 768-7687

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.

Entry into a Material Definitive Agreement.

As previously disclosed, On June 13, 2017, Soupman, Inc. (the “Company”) filed a voluntary petition (the “Chapter 11 Case”) under Chapter 11 (“Chapter 11”) of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Court”). The Chapter 11 Case is being administered under the caption In re The Original Soupman, Inc. (Case No. 1:17-bk-11313). In connection with the Chapter 11 Case, the Company, The Original Soupman, Inc., Kiosk Concepts, Inc., (collectively the “Borrowers” or “Debtors”), and Soupman Lending LLC, (the “Lender”), entered into a Senior Secured, Super-Priority Debtor-in-Possession Loan and Security Agreement dated July17, 2017 (the “DIP Loan Agreement”).

The DIP Loan Agreement provides for a senior secured super priority term loan in a principal amount of up to $1,700,000.00 (the “DIP Facility”) pursuant to Sections 364(c) and 364(d) of the Bankruptcy Code to allow the Company to continue to operate its business and manage its properties as a debtor and a debtor-in-possession pursuant to the Company’s filing of a voluntary petition for relief under the Bankruptcy Code in the Court.

The obligations of the Company under the DIP Facility are to be (i) entitled to super-priority administrative expense claim status pursuant to the Bankruptcy Code with priority over any administrative expenses of a kind specified in the Bankruptcy Code, subject to a carve-out for certain specified bankruptcy-related fees and expenses; and (ii) secured, pursuant to the Bankruptcy Code, by a first-priority perfected security interest and lien on all or substantially all of the Company’s and its debtor subsidiaries’ respective assets and the Company’s equity interests in its subsidiaries, subject to certain carve-outs.

The maturity date of the DIP Loan Agreement is the earliest of (i) August 31, 2017; (ii) the effective date of a Plan of Reorganization (as defined in the DIP Loan Agreement); (iii) the date that is thirty (30) days after the date of the Interim Order (as defined in the DIP Loan Agreement) if the Final Order (as defined in the DIP Loan Agreement) has not yet been entered; (iv) entry of an order converting any of the Chapter 11 Cases (as defined in the DIP Loan Agreement) to a case under chapter 7 of the Bankruptcy Code or dismissing any of the Chapter 11 Cases; (v) the closing of a sale of substantially all of the Debtors’ assets and (vi) the acceleration of the outstanding Obligations (as defined in the DIP Loan Agreement) under the DIP Facility or termination of the commitments under the DIP Facility, including, without limitation, as a result of the occurrence of an Event of Default (as defined in the DIP Loan Agreement). Under the DIP Loan Agreement, an Event of Default includes the removal or replacement of board, the Chief Restructuring Officer, or the Chief Executive Officer.

Subject to certain exceptions, advances under the DIP Loan Agreement will be secured by a first priority perfected security interest in substantially all of the assets of the Debtors. The security interests and liens are subject only to certain carve outs, as set forth in the DIP Loan Agreement. Advances under the DIP Loan Agreement are subject to certain covenants, including, without limitation, covenants related to the incurrence of additional debt, liens, the Company’s failure to comply with the approved budget and certain bankruptcy related covenants, in each case as set forth in the DIP Loan Agreement. The financing provided for under the DIP Loan Agreement accelerates if the Company breaches a covenant or Chapter 11 Milestone (as defined in the DIP Loan Agreement) under the DIP Loan Agreement and the Lender declares a default.

The Final Order authorizing the Debtors to enter into the DIP Loan Agreement and obtain postpetition financing of up to $1,700,000.00 was entered into by the Court on July 18, 2017.

A copy of the DIP Loan Agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference. The above description of the DIP Loan Agreement is qualified in its entirety by the full text of such exhibit.

Item 2.03.

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the DIP Loan Agreement and DIP Facility is incorporated herein by reference into this Item 2.03.

Item 8.01.

Other Events.

The Company’s stockholders are cautioned that trading in shares of the Company’s common stock during the pendency of the Chapter 11 Case is highly speculative and poses substantial risks. Trading prices for shares of the Company’s common stock may bear little or no relationship to the actual recovery, if any, by holders in the reorganization. Accordingly, the Company urges extreme caution with respect to existing and future investments in its common stock.

Item 9.01

Financial Statements and Exhibits.

Exhibit	Description
10.1	July 17, 2017 Senior Secured, Super-Priority Debtor-in-Possession Loan and Security Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 21, 2017	SOUPMAN, INC.

	By:	/s/ Jamieson Karson
Name: Jamieson Karson
Title: CEO

EXHIBIT INDEX

Exhibit	Description
10.1	July 17, 2017 Senior Secured, Super-Priority Debtor-in-Possession Loan and Security Agreement